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                                                                      Exhibit 21

                         Subsidiaries of the Registrant

         The information below is provided, as of March 15, 2002, with respect to the subsidiaries of Registrant. The names of certain inactive subsidiaries and other consolidated subsidiaries of Registrant have been omitted because all such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

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                                                                Percentage of Voting
                                          Organized Under       Securities Owned by
Name                                        the Laws of         Immediate Parent

Curtiss-Wright Flight Systems, Inc.           Delaware               100%

Metal Improvement Company, Inc.               Delaware               100%

Curtiss-Wright Flow Control Corporation       New York               100%

Curtiss-Wright Flow Control                   Delaware               100%
Service Corporation

Curtiss-Wright Flight Systems Europe A/S      Denmark                100%

Curtiss-Wright Foreign Sales Corp.            Barbados               100%

Peerless Instrument, Inc.                     New York               100%

Vista Controls, Inc.                          California             100%

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